As filed with the Securities and Exchange Commission on June 15, 2023

Registration No. 333-249271

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DCP MIDSTREAM, LP

(Exact name of registrant as specified in its charter)

Delaware	03-0567133
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6900 E. Layton Ave, Suite 900

Denver, Colorado 80237

(303) 595-3331

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vanessa Allen Sutherland

2331 CityWest Blvd.

Houston, Texas 77042

(832) 765-3010

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William S. Anderson

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

(713) 221-1122

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-249271, of DCP Midstream, LP, a Delaware limited partnership (the “Partnership”), filed with the Securities and Exchange Commission (the “SEC”) on October 2, 2020. The Registration Statement was declared effective by the SEC on October 14, 2020. The Registration Statement registered the offer and sale from time to time of an indeterminate number of common units representing limited partner interests in the Partnership (the “Common Units”) with a maximum aggregate offering price of $750,000,000.

On June 15, 2023, pursuant to the Agreement and Plan of Merger, dated as of January 5, 2023, by and among Phillips 66, a Delaware corporation, Phillips 66 Project Development Inc., a Delaware corporation and an indirect wholly owned subsidiary of Phillips 66, Dynamo Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Phillips 66 Project Development Inc. (“Merger Sub”), the Partnership, DCP Midstream GP, LP, a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), DCP Midstream GP, LLC, a Delaware limited liability company and the general partner of the General Partner, Merger Sub merged with and into the Partnership, with the Partnership surviving as a Delaware limited partnership (the “Merger”). Each issued and outstanding Common Unit as of immediately prior to the effective time of the Merger (other than the Common Units owned by DCP Midstream, LLC, a Delaware limited liability company, and the General Partner) was converted into the right to receive $41.75 per Common Unit in cash, without any interest thereon.

In connection with the Merger, the Partnership has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Partnership in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, the Partnership hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered and remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 15, 2023.

DCP MIDSTREAM, LP

By:	DCP MIDSTREAM GP, LP its General Partner

By:	DCP MIDSTREAM GP, LLC its General Partner

By:	/s/ Donald A. Baldridge
Name:	Donald A. Baldridge
Title:	Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald A. Baldridge Donald A Baldridge	Interim Chief Executive Officer (Principal Executive Officer)	June 15, 2023

/s/ Scott R. Delmoro Scott R. Delmoro	Interim Chief Financial Officer (Principal Financial Officer)	June 15, 2023

/s/ Richard A. Loving Richard A. Loving	Vice President and Controller (Principal Accounting Officer)	June 15, 2023

/s/ Kevin J. Mitchell Kevin J. Mitchell	Chairman of the Board of Directors	June 15, 2023

/s/ Timothy D. Roberts Timothy D. Roberts	Director	June 15, 2023

/s/ Heather B. Crowder Heather B. Crowder	Director	June 15, 2023

/s/ Brian M. Mandell Brian M. Mandell	Director	June 15, 2023

/s/ C. Todd Denton C. Todd Denton	Director	June 15, 2023